Exhibit 19

POTLATCHDELTIC CORPORATION

SECURITIES LAW COMPLIANCE AND INSIDER TRADING POLICY

Revised: December 1, 2023

POTLATCHDELTIC CORPORATION

Securities Law Compliance and Insider Trading Policy

Policy as to Trades in the Company’s Securities By Company Personnel

and

Treatment of Confidential Information

(revised December 1, 2023)

1. Purpose.

Both the Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness and integrity of the U.S. capital markets. The securities laws are continually reviewed and amended to prevent people from taking advantage of “inside information” and to increase the punishment for those who do. These laws require publicly traded companies to have clear policies on insider trading. If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by company personnel, the consequences could be severe.

We have adopted this Insider Trading Policy to avoid even the appearance of improper conduct on the part of PotlatchDeltic Corporation (the “Company”) or anyone employed by or associated with the Company (not just so-called insiders). We have all worked hard to establish our reputation for integrity and ethical conduct. We cannot afford to damage this reputation.

This Insider Trading Policy applies equally to employees of PotlatchDeltic Corporation and of subsidiaries of PotlatchDeltic Corporation (all of which are referred to collectively for convenience as the “Company”).

2. The Consequences.

The consequences of insider trading violations can be substantial:

For individuals who trade on inside information (or tip information to others):

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A jail term of up to 20 years;

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A civil penalty of up to three times the profit gained or loss avoided; and

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A criminal fine (no matter how small the profit) of up to $5 million.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

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A civil penalty of the greater of $2,479,282 (subject to adjustment for inflation) and three times the profit gained or loss avoided as a result of the employee’s violation; and

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A criminal penalty of up to $25 million.

Further, if an employee violates the Company’s Insider Trading Policy, the Company may impose sanctions, including dismissal for cause. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation (as well as the Company’s) and irreparably damage a career. Finally, the size of a transaction has no impact on potential insider trading liability. In the past, even relatively small trades have resulted in SEC investigations and lawsuits.

3. Our Insider Trading Policy.

No Trading on the Basis of Material Non-Public Information. If a director, officer or any employee of the Company has material non-public information (often referred to as “inside information”) relating to our Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of that information (such as by passing the information onto others who trade, which is often referred to as “tipping”). Likewise, the Company may not repurchase shares when it is in possession of inside information. In addition, if a director, officer, or any employee has inside information relating to another company (including our customers, partners, or suppliers) that was obtained in the course of employment at the Company, it is our policy that neither that person nor any related person may buy or sell securities of the other company or engage in any other action to take advantage of that information. Further, it is our policy that no director, officer, or employee may use inside information about the Company to make an investment decision about another company (often referred to as “shadow trading”).

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

What is Material Information? “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities of the Company. In short, “material information” includes any information that reasonably could affect the price of our securities. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business.

Common examples of information that will frequently be regarded as material are:

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projections of future earnings or losses;
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news of a possible merger, acquisition, or tender offer;
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news of a significant sale of assets or divisions;
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changes in dividend policies or the declaration of a stock split or the offering of additional securities;
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changes in senior management;

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share repurchases and upcoming announcement of share repurchase programs;
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plans to raise additional capital through stock sales or otherwise;
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financial liquidity problems;
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the gain or loss of a substantial customer or supplier;
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significant litigation exposure or government investigations;
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execution or termination of a material contract; and
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material cyber incidents or material cybersecurity risks.

What is “Nonpublic Information”? Information is “nonpublic” if it has not been disclosed to the public generally. For information to be considered public, there should be some evidence that it has been widely disseminated and that the investing public has had time to absorb the information. You should generally consider information to be nonpublic until after the second business day after the information is publicly released, such as by press release or widely circulated public disclosure documents filed with the SEC, such as prospectuses or 10-K, 10-Q, or 8-K reports. For example, if information is disclosed via press release on a Monday, it can be considered public beginning that Thursday.

20/20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members. The same restrictions apply to (1) your family members living in your household, (2) any other persons living in your household, and (3) any immediate family members who are financially dependent on you or whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the compliance of your immediate family members and personal household.

Do Not Pass Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, employees must not pass the information on to others. It is illegal to advise others to trade on the basis of undisclosed material information. Liability in these cases can extend to both the “tippee” — the person to whom the insider disclosed inside information — and you, as the “tipper,” and will apply whether or not you derive any economic benefit from the tippee’s trades.

Trading Blackouts. From time to time, the Company may require that directors, officers, certain employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons will be advised in writing or by email not to engage in any transaction involving the purchase or sale of the Company’s securities until otherwise advised. Those so restricted should not disclose to others the fact that they have been suspended from trading.

Post-Termination Transactions. This Insider Trading Policy continues to apply to your transactions in Company securities even after you have terminated your employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

4. Rules Applicable to “Designated Insiders.”

Pre-Clearance of Trades. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development), all directors, officers and certain employees in a position to have access to material non-public information (the “Designated Insiders”) are subject to pre-clearance by email by our General Counsel of all transactions in Company securities (acquisitions, dispositions, transfers, gifts, etc.), even if the trading window is open. Transactions by our General Counsel are to be pre-cleared by the Chief Executive Officer or the Chief Financial Officer. Persons who are identified as Designated Insiders and therefore subject to this pre-clearance policy will be notified by our General Counsel or the Deputy General Counsel. New Designated Insiders may be asked to confirm by email that they have read and understand the materials.

To obtain pre-clearance authority to trade in Company securities, send an email to the General Counsel requesting such pre-clearance and confirming that you are not in possession of material non-public information. For officers and directors, compliance with the Company’s stock ownership guidelines is necessary to pre-clear a market sale of Company securities. If our General Counsel is not available for some reason to pre-clear a trade, please contact the Company’s Human Resources department and they will let you know the appropriate person to contact for pre-clearance. Pre-clearance is provided only for a specific period, typically no longer than one week during the “Open Window Period” (defined below), and may be suspended earlier by our General Counsel or other authorized personnel. If any employee is in doubt as to whether pre-clearance is required, the employee should inquire with our General Counsel or obtain pre-clearance as a cautionary measure.

Pre-clearance does not relieve anyone of their responsibility under SEC rules. All employees, whether they are Designated Insiders or not, are responsible for adherence to this Insider Trading Policy.

Mandatory Trading Blackouts/Open Windows. The Company has adopted the following mandatory trading blackout requirements in its securities:

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Open Window Period – Transactions in the Company’s securities by Designated Insiders shall be made only after obtaining a pre-clearance during an “open window” period. Open window periods begin after the second business day following the Company’s release of its quarterly and annual financial results, and end on the fifteenth day of the third month of each calendar quarter. All other periods are considered “blackout periods” and Designated Insiders may not engage in transactions in the Company’s securities during any blackout period.
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Blackout Period – All employees are prohibited from trading on the basis of material non-public information at all times, including during open window periods. As discussed above, the Company may require that directors, officers, certain employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. Persons subject to these blackout restrictions will be notified by our General Counsel or other authorized personnel. If an employee is in doubt as to whether he or she is subject to these blackout restrictions, the employee should inquire with our General Counsel as a cautionary measure.

Of course, no trading should be done at any time that a director, officer or employee is actually aware of a major undisclosed corporate development.

Exception for Approved 10b5-1 Plans. Trades by Designated Insiders or by the Company in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan or arrangement (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. Trading Plans include, but are not limited to, Trading Plans to sell securities to satisfy the Company’s tax withholding obligations in connection with the settlement of equity awards. Such sale is mandated by the Company’s election under its equity incentive plans to require the satisfaction of its tax withholding obligations to be funded by a “sell to cover” transaction.

This Insider Trading Policy permits individuals or the Company to adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities. Trading Plans are to be implemented only during open windows and the individual must confirm by email to the General Counsel (or in the case of the General Counsel, to the Chief Executive Officer or the Chief Financial Officer) that he or she is not aware of any material non-public information at the time of adoption of the Trading Plan. In the case of a Trading Plan adopted by the Company, such plan may only be adopted as authorized by the Board of Directors, and only when the Chief Executive Officer, Chief Financial Officer, and General Counsel concur that the Company is not in possession of material non-public information. Any Trading Plan must comply with SEC Rule 10b5-1 and be approved in writing in advance by our General Counsel, except that such approval is not required for mandatory Trading Plans to sell securities to satisfy the Company’s tax withholding obligations in connection with the settlement of equity awards, as long as such Trading Plan is entered into during an open window period. The establishment or termination of a Trading Plan by the Company or by any of our officers or directors will be publicly disclosed by the Company, as required by the securities laws.

5. Transactions under Company Benefit Plans

The following are special applications of the Insider Trading Policy to transactions under certain of the Company’s benefit plans:

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401(k) Plan – The Company stock fund is no longer an investment option for contributions into the Company’s 401(k) plan.. On January 1, 2025, all outstanding Company stock fund investments will be moved into an alternative investment within the plan. Meanwhile, sales of the Company’s stock (or the Company stock fund) in the Company’s 401(k) plan resulting from a previous automatic “rebalance” election (i.e., “old money”) applicable to the following calendar year can be done at any time unless you are one of the Company’s Section 16 officers. The Company’s Section 16 officers are not permitted to make automatic rebalance elections under the Company’s 401(k) plan. In addition, the following are subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading Policy and to the restrictions applicable to Designated Insiders set forth above relating to pre-clearance procedures and blackout periods:

(a) an election to make an intra-plan transfer of an existing account balance out of, or an election to make an in-service withdrawal from, the Company’s stock or Company stock fund;

(b) a “rebalance” election that applies to the Company’s stock or Company stock fund other than an annual rebalance election applicable to the following calendar year; and

(c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of Company stock or the Company stock fund balance.1

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Management Deferred Compensation Plan – Company common stock units are no longer an investment option for deferrals under the Company’s Management Deferred Compensation Plan. On January 1, 2025, all outstanding Company common stock units will be moved into an alternative investment within the plan. Meanwhile, the following election is subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading Policy and to the restrictions applicable to Designated Insiders set forth above relating to pre-clearance procedures and blackout periods, in each case to the extent otherwise permissible under the Management Deferred Compensation Plan: an election to make an intra-plan transfer of an existing account balance out of, or an election to make an in-service withdrawal from, Company common stock units.

6. Additional Prohibited Transactions

We believe it is improper and inappropriate for any Company personnel to engage in speculative transactions involving Company securities. We believe that this trading can reflect badly on the Company and that Company personnel should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company. Accordingly, it is the Company’s policy that directors, officers and employees should not engage in any of the following activities with respect to securities of the Company:

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Director and officer trading during pension and 401(k) plan blackout periods – In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, directors

1 Directors and executive officers are prohibited by Company policy from taking 401(k) plan loans due to the provisions of the Sarbanes-Oxley Act of 2002.

and officers of the Company are prohibited from trading Company securities during pension and 401(k) plan blackouts, if any.

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Purchases of Company securities on margin — This means borrowing from a brokerage firm, bank or other entity in order to buy Company securities (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).

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Short sales of Company securities — This involves selling Company securities that you do not own in the expectation that the price of the securities will fall, or as part of an arbitrage transaction.

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Hedging transactions – This involves entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

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Director and Officer Pledging transactions – Directors and officers are prohibited from pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where the director or officer wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If a director or officer wishes to pledge Company securities as collateral for a loan, he or she must submit a request for approval to the Executive Compensation and Personnel Policies Committee of the Company Board of Directors at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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Certain Gifts – Designated Insiders are prohibited from making a gift of Company securities if such Insider has reason to believe that the recipient intends to sell the Company securities while the Insider is aware of material non-public information.

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Dividend Reinvestment Plan – Purchases of Company stock under a dividend reinvestment plan resulting from the reinvestment of dividends paid on Company stock can be done at any time. However, elections to participate in a dividend reinvestment plan and sales of any Company stock purchased pursuant to the plan are subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading Policy and to the restrictions applicable to Designated Insiders set forth above relating to pre-clearance procedures and blackout periods.

7. Section 16 Rules and Reports

Section 16 of the Securities Exchange Act of 1934 imposes on certain officers and all directors of the Company (“Section 16 Insiders”) three substantive obligations and restrictions. First, Section 16 Insiders must report, on a Form 4, transactions involving the Company’s securities (including gifts and open market purchases) within two business days of the transaction. Second, Section 16 provides that any profit realized by a Section 16 Insider upon a “short swing” transaction (i.e., any purchase and sale, or any sale and purchase, of any equity security of the Company within a period of less than six months) must be disgorged and surrendered. Third, Section 16 prohibits Section 16 Insiders from engaging in any short sales of the Company’s equity securities. The Section 16 rules, obligations and restrictions are complex and, while the Company endeavors to assist Section 16 Insiders with their Form 4 reporting requirements (described above), the Section 16 Insiders are ultimately responsible for compliance. Due in part to the Section 16 rules and in order to assist in compliance with the Form 4 reporting requirements described above, this Insider Trading Policy requires all Section 16 Insiders to obtain prior written clearance from our General Counsel no later than one business day before the proposed date of execution of transactions involving the Company’s securities, including gifts and open market transactions. Questions regarding Section 16 and compliance with its terms should be directed to our General Counsel. All other employees of the Company are strongly discouraged from selling Company securities that were purchased in the open market and that have been owned less than six months.

8. Form 144 Reports

Certain officers of the Company designated by the Board of Directors and all directors of the Company must comply with SEC Rule 144 that requires them to file a Form 144 in connection with any open-market sale of Company securities. The broker handling the sale of Company securities should be advised that a “Rule 144 sale” is being made and that a Form 144 should be electronically filed with the SEC and Nasdaq when the order is placed. The filing of Form 144 electronically with the SEC satisfies the Nasdaq filing requirement.

9. Confidential Information and Communications with the Media.

Unauthorized disclosure of confidential internal information relating to the Company could cause competitive harm to the Company and in some cases could result in liability for the Company. Employees are free to talk about the Company and the terms and conditions of their employment, but they are not permitted to disclose information protected by applicable law, or proprietary Company or third-party information, the disclosure of which could harm the Company’s competitive position or subject the Company to liability for disclosure. Examples of such confidential internal information include, but are not limited to, non-public information about customers, former customers, suppliers, former suppliers, financial data and business records, pending acquisitions and divestitures, information about employees protected by applicable law, information about the Company’s earnings and performance (including downtime), information relating to the Company’s manufacturing methods and operations, machine design and operation, the Company’s plans for future business activities, management changes, purchasing, accounting, merchandising, and licensing. Nothing in this policy should be read to prohibit an employee from engaging in conduct protected by law or from reporting possible violations of law to appropriate governmental agencies, such as the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or state or federal law enforcement agencies.

Communications with the Media, Securities Analysts and Investors. The Company has designated each of the President and Chief Executive Officer, the Vice President and Chief Financial Officer and the Vice President of Public Affairs as a Company spokesperson (collectively, the “Spokespersons”). All public disclosures of information about the Company, and communications with analysts, investors, media, and other members of the public will be made by the Spokespersons. All requests for information from these parties will be directed to the Spokespersons. No other individual is authorized to disclose information regarding the Company to these parties without the express consent of the President and Chief Executive Officer or the Vice President and Chief Financial Officer. If a Spokesperson is not available, direct inquiries to our General Counsel.

Safeguarding Confidential Information. Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal company documents.

Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon those rumors. Individual employees should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to our Vice President of Public Affairs or our General Counsel.

10. Company Assistance.

Any person who has any questions about specific transactions may obtain additional guidance from our General Counsel.

Remember, however, the ultimate responsibility for adhering to this Insider Trading Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

11. Modifications.

This Insider Trading Policy has been approved by the Company’s Board of Directors. Officers of the Company may (i) make modifications to this Insider Trading Policy relating to the planned termination of (a) the Company stock fund in the 401(k) plan or (b) Company common stock units in the Management Deferred Compensation Plan, (ii) make modifications to this policy to comply with developments in law; and (iii) make non-substantive modifications to this Insider Trading Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) without prior approval of the Company’s Board of Directors.